Exhibit 99.2

WINSTAR*


                  CONTACTS:
                  Financial Community                     Press
                  Michelle Davis                          David Walker
                  Manager of Investor Relations           (212) 584-4089
                  (212) 584-4053                          dwalker@winstar.com


                           WINSTAR TO ACQUIRE GOODNET,
                  A LEADING NATIONAL INTERNET SERVICE PROVIDER


                     Acquisition Strongly Positions WinStar
                     In Expanding Data Communications Market


NEW YORK - DECEMBER 11, 1997, WINSTAR COMMUNICATIONS, INC.
(NASDAQ-WCII) announced today it has signed a definitive agreement to acquire GoodNet, a rapidly growing Tier 1 Internet backbone provider based in Phoenix, from Telesoft Corp. (NASDAQ - TSFT) and certain members of GoodNet management. GoodNet, which will be known as WinStar GoodNet, will become part of a new organization that will spearhead WinStar's expansion into the burgeoning data communications business. The establishment of that organization, WinStar Broadband Services, was detailed today by WinStar in a separate announcement.

Formed in 1994, GoodNet has emerged quickly as one of the leading national Internet service companies in the U.S. It has points of presence in 27 cities and one of the highest traffic levels of any independent U.S. backbone provider. Through its national network of multiprotocol asynchronous transfer mode (ATM) switches, GoodNet offers dedicated high-speed Internet access, metropolitan and wide area network data transport services, including virtual private networks, to hundreds of commercial clients. GoodNet also provides dial-up Internet access to subscribers in Phoenix, and estimates that nearly one million additional Internet users are served indirectly through other access providers utilizing the company's ATM backbone. The company has established more than 130 peering arrangements with other U.S. and foreign Internet service providers.

WinStar has agreed to pay $22.5 million to acquire GoodNet, $3.5 million of which is payable in cash and the remainder payable in WinStar common stock. The number of shares will be determined by a 20-day average of WinStar's stock price prior to closing.

The company said it expects GoodNet's 1998 revenues to be more than double its current $8 million annualized rate. Additionally, WinStar expects to realize approximately $4 million in incremental 1998 competitive local exchange carrier
(CLEC) revenues as a result of


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WinStar to Acquire GoodNet/December 11, 1997/Page 2


GoodNet's customer traffic. The company further expects that GoodNet revenues and associated CLEC revenues will be more than double the 1998 levels in 1999.

Revenues for WinStar and GoodNet should be further increased by cross-selling opportunities and from the impetus of WinStar's large direct sales force offering an enhanced line of local, long-distance, voice and data services. Revenues will also be increased by migrating WinStar's resold Internet customers to GoodNet's network.

Financial and operating synergies are also expected to have a highly beneficial impact on the combined organizations. GoodNet's existing points of presence, together with those planned by GoodNet in 1998, will cover each of the 21 cities where WinStar plans to provide switched telecommunications services by the end of the 1998 first quarter. Cost savings will result from substantially increased purchasing power for backbone circuits, from colocation and other operating expense reductions as well as from a consolidation of voice and data traffic along backhaul and local routes. These synergies should enable GoodNet, which is currently operating at a slight EBITDA loss, to contribute positive EBITDA to WinStar in 1998 and to produce EBITDA exceeding $10 million in 1999.

"The development of a comprehensive data services business should lead quickly to improved utilization of our technology, network and sales force, with associated benefits to our revenue and EBITDA performance," said William J. Rouhana, Jr., Chairman and Chief Executive Officer of WinStar. "The cost of this acquisition compares very favorably to what we would have had to spend to develop in infrastructure, organization and market presence comparable to GoodNet's, and therefore represents an excellent value for our company and shareholders. Our data business will also result in the creation of a platform for the convergence of broadband connectivity, information technology and content, the three building blocks of the new information age."

Rouhana also commented on the GoodNet organization by saying: "We are excited about the prospects for GoodNet. The GoodNet organization has successfully executed its plans within a high-growth environment, and we believe the management and employees of that company will achieve even greater levels of success in the years ahead."

David Jemmett, Chief Executive Officer of GoodNet, said today: "WinStar's unique ability to bring wireless broadband connectivity to office buildings throughout the U.S. makes it an ideal facilitator and partner for GoodNet. Our drive to bring Internet access to businesses everywhere meshes perfectly with WinStar's vision of becoming an integrated provider of voice, data and video telecommunications services on a national level. WinStar's wireless technology will enable our shared goals to be achieved more rapidly and efficiently, and at lower cost than would otherwise be possible." Following completion of the acquisition, which is expected by early in the first quarter of 1998, Jemmett will serve as President of WinStar GoodNet.

WinStar Communications, Inc. is a national local communications company, serving business customers, long distance carriers, fiber-based competitive access providers, mobile communications companies, local telephone companies, and other customers with broadband

WinStar to Acquire GoodNet/December 11, 1997/Page 3

local communications needs. The company provides its Wireless FiberSM services using its licenses in the 38 GHz spectrum. The company also provides long distance, Internet and information services.


Except for any historical information contained herein, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties which are described in the company's SEC reports, including the 10-K for the period ended December 31, 1996, and the 10-Q for the period ended September 30, 1997.

   WinStar is a registered trademark and Wireless Fiber is a service mark of WinStar Communications, Inc.





                           WinStar Communications Inc.
                 230 Park Avenue, Suite 2700, New York, NY 10159
                        Tel 212 584 4000 Fax 212 867 1565


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